The Interlake Corporation
550 Warrenville Road
Lisle, IL 60532-4387
630/852-8800

FOR IMMEDIATE RELEASE - LISLE, IL., JANUARY 22, 1998

For more information:Donn York, Treasurer 630/719-7247

INTERLAKE REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

                                        FOURTH QUARTER    FULL YEAR
                                   (in thousands except per share amounts)
                                        1997     1996      1997     1996
Net Sales from Continuing Operations $174,082 $195,665 $725,591 $709,585 Earnings Before Interest and Taxes 34,770 22,797 79,751 65,783
Net Interest Expense                   10,221    11,695    42,450   45,884
Pre-tax Income - Continuing Operations 24,529    11,102    37,301   19,899
Net Income                           $ 15,130  $ 49,185  $ 16,721 $ 55,244
Net Income Per Share - Diluted        $  0.45   $  1.55   $  0.51  $  1.74

UNUSUAL ITEMS Fourth Quarter and full year results were affected by unusual items:

Interlake's Handling businesses outside North America (the Dexion businesses) were sold in December 1997,resulting in an EBIT gain of $35.6 million, and a tax expense of $10.4 million. The financial results of the Dexion businesses were included in Continuing Operations for a full year in 1996, however, due to the sale were only included through November in 1997.

An expense of $10.5 million for environmental matters was recorded in the fourth quarter of 1997. This relates principally to the anticipated costs for remediation of underwater sediments at the Duluth Superfund site under indemnifications given in connection with the spin-off of the iron and steel business in 1986.

Interlake's Packaging business was sold in the fourth quarter of 1996 which resulted in income from discontinued operations of $42.1 million in the fourth quarter of 1996 and $46.4 million for the full year of 1996, compared to zero and $1.8 million for the respective periods in 1997.

EBIT for the fourth quarter of 1997 was adversely impacted by $0.9 million, due to the early paydown of the ESOP bank debt. Fourth quarter 1996 EBIT was favorably impacted by $3.5 million relating to a change in accounting for the ESOP, changes in the assumptions used in calculating the Company's liability for post-retirement medical and life insurance benefits, and the elimination of post-retirement benefits for certain active employees. The full year 1996 EBIT impact of these changes was $5.3 million.

The full year 1997 net income includes an extraordinary loss of $1.5 million, net of tax, related to the repurchase of Senior Notes in the first quarter of 1997.

RESULTS OF CONTINUING OPERATIONS
Results from Continuing Operations include the results of the Dexion businesses for all of 1996 and for the period through November 1997.

Fourth quarter sales were down 11% compared with the 1996 period. Excluding the sales of the Dexion businesses, sales were up 5%. Sales in the Engineered Materials segment increased 25% to $80.5 million, with Special Materials up 17% and Aerospace Components up 41%. Sales in the Handling segment were down 29% mainly due to the sale of the Dexion businesses; Handling North America sales were down 18%.

Fourth quarter EBIT was $34.8 million compared to $22.8 million in 1996. Excluding the unusual items noted above and the results of the Dexion businesses, EBIT was $8.5 million compared to $14.3 million in 1996.

   Engineered Materials segment EBIT decreased 4%. Excluding the unusual items noted above, EBIT increased 21%

       Special Materials' EBIT was flat; excluding the unusual items noted above, EBIT was up 15%. This was due to a volume increase of 20% with strong demand in all sectors.

       Aerospace Components' EBIT was up 33%; excluding the unusual items noted above, EBIT was up 46%. The continued ramp up of new commercial programs led to the higher sales and EBIT.

   The Handling segment recorded a loss reflecting the inclusion of the Dexion businesses for only two months in 1997, and the loss suffered by Handling North America in 1997 compared to record EBIT in 1996, due to lower selling prices, lower volume and higher operating costs in 1997.

Order Backlogs in the Engineered Materials segment increased 5% over December 1996 to $174.6 million with continued strong intake at both Aerospace Components and Special Materials. Backlog in Handling North America was up 58% over December 1996 to $36.2 million.

Full year net sales for 1997 were up 2% compared to 1996; excluding the sales of the Dexion businesses, sales were up 7%. Sales in the Engineered Materials segment increased 18% to $304.7 million, with Special Materials up 14% and Aerospace Components up 27%. Sales in the Handling segment were down 7% due to inclusion of the sales of the Dexion businesses for only 11 months in 1997 and a Handling North America sales decrease of 8%.

Full year EBIT was $79.8 million compared to $65.8 million in 1996. Excluding the unusual items noted above and the results of the Dexion businesses, EBIT was $45.6 million compared to $50.5 million in 1996.

   Engineered Materials segment EBIT increased 18%; excluding the unusual items noted above, EBIT was up 30%.

      Special Materials' EBIT was up 11%; excluding the unusual items noted above, EBIT was up 17% to record levels.

      Aerospace Components' EBIT was up 42%; excluding the unusual items noted above, EBIT was up 45%.

   Handling segment EBIT declined 73% reflecting the inclusion of only 11 months of the Dexion businesses' results in 1997 and an 87% reduction in Handling North America's EBIT.

DEBT AND CASH
Interlake's total debt at the end of 1997 was $323.6 million, down $75.2 million from year end 1996. Cash totaled $84.5 million, compared with $70.2 million at the end of 1996.

The main factors in the debt reduction were the purchase of $14.5 million of Senior Notes in the first quarter, and a debt reduction totaling $52.7 million resulting from the sale of the Dexion businesses.

The company expects to further reduce indebtedness by approximately $27 million in the first half of 1998.